Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	Northwest Pipe Company 5721 SE Columbia Way, Suite 200 Vancouver, WA 98661	(“Company”)

and	Gary A. Stokes	(“Executive”)

DATE:	April 15, 2014	(“Effective Date”)

RECITAL

WHEREAS, Executive has worked for the Company for many years, most recently in the position of Senior Vice President of Sales and Marketing, Water Transmission; and

WHEREAS, Executive desire to step down from the above position as of the Effective Date; and

WHEREAS, Company wishes to continue to employ Executive for the term of this Agreement, and Executive wishes to provide his services for such period, all upon the terms and conditions set out in this Agreement.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. Upon the terms and conditions set forth in this Agreement, starting as of the Effective Date, Company hereby employs Executive in the position of Water Transmission Sales Advisor, working with the senior management team, and Executive accepts such employment.

1.2 Duties. Executive shall devote eight (8) hours per month of his time and best efforts to Company and to fulfilling the duties of his position, which shall include advising the Company on the WSP Municipal Market, training and mentoring the existing and new sales force, and participating in discussions of markets for possible growth opportunities. Any work by Executive in excess of eight (8) hours in any month shall be paid at an hourly rate of $125.00.

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1.2.1 Executive agrees to abide by all policies, practices, procedures or rules of the Company to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

1.2.2 Executive shall not take personal advantage of any business opportunities which arise during his employment and which would harm the Company. All material facts regarding such opportunities must be promptly reported to the Chief Executive Officer for consideration by the Company.

1.2.3 To the extent possible, during the Term, Company will not provide Executive with any confidential, non-public information that would cause Executive to be unable to buy or sell Company’s securities. Executive acknowledges, however, that his responsibility to abide the federal and state securities laws remains his own personal obligation.

1.3 Term. The term of this Agreement shall begin on the Effective Date and extend until the earlier of the following events, after which this Agreement shall end unless extended in a writing signed by the parties hereto: (i) termination pursuant to Article 3 of this Agreement or, (ii) three (3) years from the Effective Date of this Agreement (the “Term”). Twelve months before the end of the Term, Company shall give notice to Executive whether or not it desires to extend the Agreement beyond the Term.

1.4 Cooperation. Executive agrees that both during and after the Term he shall, at the request of the Company, provide information, answer questions and attend meetings in connection with any litigation, threatened litigation, or governmental agency action, investigation or proceeding involving the Company or any director, officer, employee, or agent of the Company. To the extent such assistance is provided after Executive’s employment with Company has ended, Company shall pay Executive for Executive’s time in providing such assistance at an hourly rate of $125.00, plus expenses.

ARTICLE 2

COMPENSATION

2.1 Base Salary. For all services rendered under this Agreement, Company shall pay Executive a base salary at the rate of Eight Thousand Three Hundred and Thirty Three Dollars ($8,333.00) per month, payable in accordance with Company’s usual payroll practices (“Base Salary”). All compensation provided to Executive under this Agreement, whether by way of Base Salary or otherwise, shall be reduced by such amounts as are required to be withheld by law.

2.2 Incentive Compensation and Fringe Benefits. Executive shall not be eligible to participate in any of Company’s bonus plans or short-term or long-term incentive plans and shall not continue to vest in any bonus and short-term or long-term incentive awards made to Executive, except as described in Paragraph 2.4 below. Executive is ineligible for and therefore shall not be entitled to participate in Company-sponsored fringe benefit plans made available to other executives of Company (medical, dental, 401K, automobile allowance, etc.), except that coverage will be provided to Executive and his spouse under the Company’s medical, dental and vision plans, with Executive to pay the normal employee rate.

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2.3 Business Expenses. Company shall, in accordance with and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed by Company and they are approved by the Chief Executive Officer.

2.4 LTIP Vesting. All Long-Term Incentive Compensation Plan (“LTIP”) grants made to Executive prior to the Effective Date shall continue to vest during the Term as provided for in those grants.

ARTICLE 3

TERMINATION

3.1 Termination. This Article 3 governs termination of this Agreement at any time during the Term. Termination of this Agreement shall also operate to terminate Employee’s employment. This Agreement shall be terminated by written notice to a party specifying the Section of the Agreement pursuant to which the Agreement is being terminated.

3.2 Termination for Cause. Company may terminate this Agreement and Executive’s employment immediately for “Cause” as that term is defined herein, upon notice to Executive.

3.2.1 Definition of Cause. “Cause” means a determination by Company in its reasonable discretion of any one or more of the following: (1) failure or neglect by Executive to obey instructions given to him or substantially perform his duties; (2) Executive engaging in misconduct, including without limitation any misconduct in connection with the performance of any of Executive’s duties, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; disloyalty by Executive, including without limitation, aiding a competitor; or any breach of this Agreement or any other agreement between Executive and Company, or violation of Company rules; or (3) commission by Executive of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which may impair or injure the reputation of, or otherwise harm, the Company.

3.2.2 Payment upon Termination for Cause. In the event of termination for Cause pursuant to this Section 3.2, the Company shall be released from any and all further obligations under this Agreement, except for the Accrued Obligations. The “Accrued Obligations” shall equal accrued Base Salary owing to Executive through the date of termination and reimbursement of reimbursable business expenses incurred through the date of termination. Executive shall not be entitled to any severance pay or benefits continuation (except as may otherwise be required by law) or any other compensation of any kind.

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3.3 Termination in the Event of Death or Disability. This Agreement and Executive’s employment shall terminate immediately in the event of Executive’s death and Company may terminate the Agreement in the event of Executive’s Disability. In the event of termination due to death or Disability, Executive shall be entitled to receive his Base Salary through the date of termination and neither Executive nor his or her estate shall be entitled to further compensation, severance or bonus compensation or benefits of any kind under this Agreement. Company shall pay amounts owed upon termination due to Executive’s death in accordance with State law. “Disability” shall mean, as reasonably determined in Company’s discretion, after consultation with a physician selected by Company, the inability of Executive to perform, with reasonable accommodation, if necessary, any essential function of his position under this Agreement because of physical or mental incapacity for a period of ninety (90) days in the aggregate during any twelve-month period. Executive shall cooperate in any physical examination and shall produce such medical records as may assist Company in making a determination regarding Disability.

3.4 Sole Remedy. The compensation provided for in this Article 3 shall constitute Executive’s sole remedy for termination or breach of this Agreement. Executive shall not be entitled to any other termination or severance payment which may be payable to the Executive under any other agreement between the Executive and the Company or under any policy in effect at, preceding or following the date of termination.

3.5 Change in Control. In the event of a Change in Control as defined in Attachment A hereto, Company shall pay Executive the remaining Base Salary owing for the Term. Executive’s LTIP grants shall immediately vest pro rata in the manner described in the LTIP plan documents for a Change in Control event.

ARTICLE 4

RESTRICTIVE COVENANTS

4.1 Confidentiality. “Confidential Information” is data, in both tangible and intangible form, that has been researched, compiled, developed and/or maintained by Company, and that is not generally known within the industry. Confidential Information includes, but is not limited to, trade secrets, customer lists, techniques, plans, methods, data, tables, calculations, information, ideas, knowledge, data, and know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information Company has received from third parties in confidence.

4.1.1 Executive shall not use or disclose Confidential Information, in any form, for any purpose, except in the course of and for the purposes of Executive’s employment with Company.

4.1.2 Executive will obtain no right, title or interest in the Confidential Information, or any related information or data. The Confidential Information and related information shall remain the sole property of Company.

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4.1.3 Executive shall return all Confidential Information, including all copies in any form, to Company immediately upon termination of Executive’s employment with Company, or earlier upon request.

4.2 Return of Property. In the course of Executive’s employment with Company, Executive may be provided with equipment, supplies, keys, credits cards, software, and other property for business use (collectively, “Company Property”). Executive shall return all Company Property immediately upon termination of Executive’s employment, or otherwise immediately on Company’s request.

4.3 Non-solicitation. For a period of three years following the Effective Date, Executive shall not (a) directly or indirectly solicit business from any person or entity which then is or was a Company customer, client or prospect, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless Executive obtains Company’s written consent. Executive will not aid others in doing anything Executive is prohibited from doing himself under this paragraph, whether as an employee, officer, director, shareholder, partner, consultant or otherwise.

4.4 Consent to Injunction. Executive acknowledges that Company would suffer irreparable harm for which monetary damages alone would not adequately compensate Company if Executive breached his obligations under this Article IV. For that reason, Executive agrees Company shall be entitled to injunctive relief to enjoin any breach or threatened breach under this Article IV and that the amount of any bond required to be posted by Company in support of injunctive relief shall be no more than Five Hundred Dollars ($500). The injunctive relief provided for in this Section 4.4 shall be in addition to any other available remedies.

ARTICLE 5

CONFLICT OF INTEREST

5.1 During the Term of employment with Company, Executive will engage in no activity or employment which may conflict with the interest of Company, and shall comply with Company’s policies and guidelines pertaining to business conduct and ethics. Prohibited atcivities and employment include the following:

5.1.1 Directly or indirectly working for any competitor of Company anywhere Company is doing or planning to do business;

5.1.2 Engaging in any activity that would conflict with Company’s business, or interfere with Executive’s obligations to Company;

5.1.3 Having any financial interest in, joining, operating, controlling or participating in, or being connected as an officer, employee, agent, independent contractor, partner, principal or shareholder (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) with a compeitor of Company;

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5.1.4 Providing services in any capacity (whether as an employee, consultant, or contractor) to those participating in the ownership, management, operation or control of a person or entity that competes with Company.

5.2 Notwithstanding anything to the contrary contained in this Article 5, Executive may serve on the Board of D.P. Nicoli during the Term of this Agreement.

ARTICLE 6

MUTUAL RELEASES

In consideration of the benefits provided in this Agreement, Executive releases Company (including its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns), and Company (including its directors, officers, agents, employees, attorneys, insurers, related corporations, successors and assigns) releases Executive from any and all liability, claims or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute, that either may have against the other as of the Effective Date.

ARTICLE 7

MISCELLANEOUS

7.1 Survival of Obligations. Except to the extent this Agreement provides otherwise, the restrictions of and Executive’s obligations under this Agreement will cease after Executive’s employment terminates, regardless of the reason for termination.

7.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to such party at its address as set forth at the beginning of this Agreement (“Notice”). Either party may change its address, by Notice to the other party given in the manner set forth in this Section. Any Notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

7.3 Jury Waiver; Time Limit on Proceedings. The parties agree that it is more economical and efficient to waive the right to a jury trial and to have any legal disputes decided by the court. Accordingly, each party waives the right to trial by jury in any action arising under this Agreement or relating to Executive’s employment with Company. Any legal action or proceeding relating to or arising out of Executive’s employment and/or this Agreement must be brought by Executive within six months of the date the cause of action arose or it shall be time-barred.

7.4 Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oregon without regard to conflict of law principles. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be Multnomah County, Oregon.

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7.5 Waiver. Company’s failure to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

7.6 Successors and Assigns. This Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators or other legal representatives and may be assigned and enforced by Company, its successors and assigns.

7.7 Entire Agreement. This Agreement constitutes the entire agreement of Company and Executive with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements with respect to its subject matter. This Agreement may only be modified or amended in a writing signed by the parties hereto.

7.8 Severability and Enforcement. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

7.9 Opportunity for Review. Executive acknowledges that he/she has carefully read the foregoing Agreement, understands its contents, and has signed it voluntarily.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year stated below.

EXECUTIVE	COMPANY

By:
Name:
Title:

Date:	Date:

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ATTACHMENT A

Change in Control; Person

A.	For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

The approval by the shareholders of the Company of:

(a) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company (“Company Shares”) would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger.

(b) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company: or

(c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

2. At any time during the period of two consecutive years, individuals who at the beginning of such period constituted the Board ( “Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof unless each new director elected during such a two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be the Incumbent Directors); or

3. Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d – 3 under the Securities Exchange act of 1934), directly in indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for the purpose of this Agreement if (1) you acquire (other than on the same basis as all other holders of the Company Shares) an equity interest in the entity that acquires the Company in a Change in Control otherwise described above, or (2) you are part of a group that constitutes a Person which becomes beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control.

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B.	For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person” as such term is used in Section 13 (d)(3) or Section 14 (d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefits plan(s) sponsored by the Company.

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